Exhibit 3.1

THE COMPANIES LAW (2007 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

MEMORANDUM AND ARTICLES

OF

ASSOCIATION

OF

CHINA MASS MEDIA INTERNATIONAL ADVERTISING CORP.

(adopted by a special resolution dated June 24, 2008)

THE COMPANIES LAW (2007 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

CHINA MASS MEDIA INTERNATIONAL ADVERTISING CORP.

(adopted by a special resolution dated June 24, 2008)

1	The name of the Company is China Mass Media International Advertising Corp.

2	The registered office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law or as the same may be revised from time to time, or any other law of the Cayman Islands.

4	Nothing in this Memorandum shall permit the Company to carry on a business for which a license is required under the laws of the Cayman Islands unless duly licensed.

5	The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

6	The authorized share capital of the Company is US$1,000,000 divided into (i) 900,000,000 Ordinary Shares, par value US$0.001 per share, and (ii) 100,000,000 convertible redeemable Series A Preferred Shares, par value US$0.001 per share.

7	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

8	Capitalized terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

2

THE COMPANIES LAW (2007 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

CHINA MASS MEDIA INTERNATIONAL ADVERTISING CORP.

(adopted by a special resolution dated June 24, 2008)

INTERPRETATION

1	In these Articles, Table A in the First Schedule to the Statute does not apply, unless there is something in the subject or context inconsistent therewith:

“Additional Ordinary Shares”	has the meaning set forth in Article 7.3(d).

“Affiliate”	means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under Common control with such Person. For purposes of these the term “Affiliated” has meanings correlative to the foregoing.

“Arctic Spring”	means Arctic Spring Limited, an exempted company established and existing under the laws of the Cayman Islands.

“Articles”	means these articles of association of the Company as originally formed or as from time to time altered by Special Resolution.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Board of Directors”	means the board of directors of the Company.

“BVI Company”	means Universal International Advertising Co., Ltd., a wholly-owned Subsidiary of the Company and a company organized and existing under the laws of the British Virgin Islands.

“True Wise”	means True Wise Investments Limited, a limited liability company established and existing under the laws of the British Virgin Islands.

“TW Investment Agreement”	means the Investment Agreement, dated as of June 24, 2008, by and among the Company, True Wise and the Existing Shareholders.

“Closing Date”	means the date on which the transactions contemplated in the Investment Agreements occurred pursuant to the terms and conditions of the Investment Agreements.

“Company”	means China Mass Media International Advertising Corp.

“Control”, “Controlled”, “Controlling” or “under common Control with”	with respect to any Person means having the ability to direct the management and affairs of such Person, whether through the ownership of voting securities, by contract or otherwise, and such ability shall be deemed to exist when any Person holds a majority of the outstanding voting securities of such Person.

“Conversion Price”	has the meaning set forth in Article 7.3(a).

“Conversion Rights”	has the meaning set forth in Article 7.3.

“Convertible Securities”	means securities convertible into, or exercisable or exchangeable for, Ordinary Shares.

“CTF Capital”	means CTF Capital Ltd., a limited liability company established and existing under the laws of the British Virgin Islands.

“CTF Investment Agreement”	means the Investment Agreement, dated as of June 24, 2008, by and among the Company, CTF Capital and the Existing Shareholders.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means the dividend declared or paid on the shares of the Company, including an interim dividend.

“EK Investment Agreement”	means the Investment Agreement, dated as of June 24, 2008, by and among the Company, Ever Kingdom and the Existing Shareholders.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law, as amended.

“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands, as amended, and every statutory modification or re-enactment thereof for the time being in effect.

“Employee Option Plan”	means any bona fide service or employment-related share purchase or option plans and allocations approved by the Board of Directors.

“Equity Securities”	means any shares of any class or any other ownership or equity interest in the capital of the Company, however described and whether voting or non-voting, including, without limitation, all Convertible Securities and all Option Securities.

“Ever Kingdom”	means Ever Kingdom Limited, a limited liability company established and existing under the laws of the British Virgin Islands.

“Excepted Issuances”	has the meaning set forth in Article 7.3(d).

“Existing Shareholders”	means Happy Indian and Arctic Spring.

“Family Members”	means, in respect of the Founder, the spouses, lineal descendants (including by adoption), siblings, parents, step-parents, siblings of parents, siblings of step-parents, estates or heirs of the Founder or trusts for the benefit of the Founder and/or any of the foregoing Persons, or custodians, trustees, executors or other fiduciaries for the account of the Founder and/or any of the foregoing Persons, as applicable.

“FIE”	means Mass Media & Universal International Advertising Co., Ltd., a Subsidiary of the BVI Company and a foreign-invested enterprise organized and existing under the laws of the PRC.

“Founder”	means Mr. Shengcheng Wang, a Canadian citizen, whose passport number is BA341072.

“Founder Parties”	means the Founder and his Family Members and their respective Affiliates.

“Fully Diluted Basis”	means, as at any point in time, after taking into account all issued and outstanding Ordinary Shares and assuming full exercise, conversion and exchange of all outstanding Convertible Securities and Option Securities and the exercise of similar rights, and the issuance of all Ordinary Shares that the Company is obligated to issue thereunder or in connection therewith.

“GD Investment Agreement”	means the Investment Agreement, dated as of June 24, 2008, by and among the Company, Goldcorn Development and the Existing Shareholders.

“Goldcorn Development”	means Goldcorn Development Limited, a limited liability company established and existing under the laws of the British Virgin Islands.

“Group”	means the Company and its Subsidiaries.

“Happy Indian”	means Happy Indian Ocean Limited, an exempted company established and existing under the laws of the Cayman Islands.

“Interested Transactions”	has the meaning set forth in Article 85.

“Investment Agreements”	means the WW Investment Agreement, the CTF Investment Agreement, the GD Investment Agreement, the JR Investment Agreement, the TW Investment Agreement and the EK Investment Agreement.

“Investor Rights Agreement”	means the Investor Rights Agreement, dated on or about the date hereof, among the Company, Winner Wide, CTF Capital, Goldcorn Development, Jumbo Right, True Wise, Ever Kingdom, the Founder and the Existing Shareholders.

“JR Investment Agreement”	means the Investment Agreement, dated as of June 24, 2008, by and among the Company, Jumbo Right and the Existing Shareholders.

“Jumbo Right”	means Jumbo Right Holdings Limited, a limited liability company established and existing under the laws of the British Virgin Islands.

“Liquidation Event”	has the meaning set forth in Article 7.2.

“Memorandum”	means the memorandum of association of the Company as originally formed or as from time to time altered by Special Resolution.

“Option Securities”	means all options, warrants and other rights to purchase or acquire Ordinary Shares.

“Ordinary Resolution”	means a resolution passed by a simple majority of the votes cast calculated in accordance with Article 53, or where passed by resolution in writing, by all Members entitled to vote as provided in Article 44.

“Ordinary Share”	means an ordinary share of US$0.001 par value in the capital of the Company having the rights attaching to it set out herein.

“Person”	means any individual, governmental authority, corporation, partnership, joint venture, limited partnership, proprietorship, association, limited liability company, firm, trust, estate unincorporated organization or other enterprise or entity.

“PRC”	means the People’s Republic of China.

“Preferred Shareholder”	means a holder from time to time of any Preferred Share whose name is registered in the Register of Members.

“Qualified IPO”	means the closing of the first firm commitment underwritten public offering of Ordinary Shares of the Company with a listing on (i) The New York Stock Exchange, Inc., (ii) the Nasdaq National Market, (iii) the Main Board of The Stock Exchange of Hong Kong Limited or (iv) any other internationally recognized securities exchange or automated quotation system approved by the Board of Directors; provided that a Qualified IPO shall be conducted at a public offering price per share that values the Company at a total post-money market capitalization of no less than US$450 million and shall result in minimum gross proceeds to the Company of US$45 million (before deduction of underwriting discounts and registration expenses).

“Register of Members”	means the register maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Registrable Securities”	means (i) the Series A Preferred Shares, (ii) the Ordinary Shares issuable or issued upon conversion of the Series A Preferred Shares and (iii) any Equity Securities of the Company issued as (or issuable upon the conversion, exchange or exercise of any Convertible Securities or any Option Securities) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) and (ii), excluding in all cases, however, any Registrable Securities sold by a Person in a transaction other than an assignment in accordance with the Investor Rights Agreement.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Series A Preferred Share” or “Preferred Share”	means a redeemable Series A preferred share of US$0.001 per share in the capital of the Company having the rights attaching to it set out herein.

“Series A Purchase Price”	means, with respect to each Series A Preferred Share, US$684.9315.

“Share”	means a share in the capital of the Company and includes a fraction of a share. All references to “Shares” herein shall be deemed to be Shares of any and all classes as may from time to time be issued by the Company, as the context may require.

“Shareholder” or “Member”	means a Person who is registered as the holder of any Share in the Register of Members.

“Special Resolution”	means a resolution passed by a two-thirds majority of votes cast calculated in accordance with Article 53 or, where passed by resolution in writing, by all Members entitled to vote as provided in Article 44.

“Statute”	means the Companies Law of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in effect.

“Subsidiary”	means, with respect to any specified Person, any Person of which the specified Person, directly or indirectly, owns more than 50% of the issued and outstanding share capital or voting interests.

“Winner Wide”	means Winner Wide Limited, a limited liability company established and existing under the laws of the British Virgin Islands.

“WW Investment Agreement”	means the Investment Agreement, dated as of June 24, 2008, by and among the Company, Winner Wide and the Existing Shareholders.

2	In the Articles:

2.1	words importing the singular number include the plural number and vice-versa;

2.2	words importing the masculine gender include the feminine gender;

2.3	words importing persons include individuals, trusts, corporations, partnerships, limited liability companies and other business organizations;

2.4	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

2.5	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.6	any phrase introduced by the terms “including,” “include,” “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

2.7	headings are inserted for reference only and shall be ignored in construing the Articles; and

2.8	Section 8 of the Electronic Transaction Law shall not apply.

COMMENCEMENT OF BUSINESS

3	The business of the Company may be commenced promptly after incorporation as the Directors shall see fit, notwithstanding that any part of the Shares may not have been allotted. The Company shall have perpetual existence until wound up or struck off in accordance with the Statute and the Articles.

4	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

ISSUE OF SHARES

5	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in a general meeting) and to the provisions of Articles 7 and 8 and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options or warrants over or otherwise dispose of two classes of Shares to be designated, respectively, as Ordinary Shares and Preferred Shares. The Preferred Shares may be allotted and issued from time to time in one or more series. In the event that any Preferred Shares shall be converted pursuant to Article 7.3 hereof, the Shares so converted shall be cancelled and shall not be re-issuable by the Company. Further, any Preferred Share acquired by the Company by reason of redemption, repurchase, conversion or otherwise shall be cancelled and shall not be re-issuable by the Company.

6	The Company shall not issue Shares in bearer form.

PREFERRED SHARES

7	Subject to statute, certain rights, preferences, privileges and limitations of the Preferred Shares are as follows:

7.1 Dividends.

(a)	The holders of Preferred Shares shall be entitled to receive Dividends, out of any funds legally available therefor at a rate equal to the Dividends that would be declared and paid on the number of Ordinary Shares into which the Preferred Shares could then be converted based on the then applicable Conversion Price. No Dividend (other than that payable solely in Ordinary Shares or other securities and rights convertible into or entitling the holder thereof to solely receive, directly or indirectly, additional Ordinary Shares) shall be paid on or declared and set aside for any Ordinary Share during any fiscal year until a Dividend in the same amount is declared or paid on each outstanding Preferred Share (on an as-converted basis) in such fiscal year. Any Dividends payable to the holder of Preferred Shares shall be payable when, as, and if declared by the Board of Directors and shall not be cumulative or compounding.

(b)

In the event the Company shall declare a distribution payable in securities of other persons, assets (excluding cash Dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case, the holders of Preferred Shares shall be entitled to a proportionate share of any such distribution as though the holders of Preferred Shares were the holders of the number of Ordinary Shares of the Company into which their Preferred Shares are convertible as of the record date fixed for the determination of the holders of Ordinary Shares entitled to receive such distribution.

7.2 Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), the assets of the Company available for distribution among the Shareholders shall be applied in the following order and manner:

(a)	in preference to any distribution to the holders of Ordinary Shares, pay an amount determined as follows among the holders of Preferred Shares, pari passu as among themselves, pro rata based on the number of Preferred Shares held by each such holder:

T = A x S – P

where:

T	=	the aggregate amount to be distributed among the Preferred Shareholders pursuant to this Article 7.2(a);

A	=	the total amount of assets of the Company available for distribution among all Shareholders;

S	=	the ratio of (i) the number of Ordinary Shares into which the outstanding Preferred Shares could then be converted bears to (ii) the total number of Shares on a Fully Diluted Basis; and

P	=	the product of (i) the number of outstanding Preferred Shares and (ii) the Series A Purchase Price;

(b)	pay and distribute all of the remaining assets of the Company available for distribution among the holders of Ordinary Shares pro rata based on the number of Ordinary Shares held by each such holder.

For the purpose of this Article 7.2, “Liquidation Event” shall be deemed to include (i) any merger, acquisition or consolidation that results in the Company being acquired by any third party, and the holders of Shares immediately prior to the completion of such transaction shall, after the consummation of such transaction, cease to own or hold fifty percent (50%) or more of the entire issued share capital of the Company or the surviving entity, and (ii) any sale of all or substantially all of the assets of the Company.

7.3 Conversion. The holders of the Preferred Shares shall have conversion rights as follows (the “Conversion Rights”):

(a)	Right to Convert. Subject to Article 7.3(c), each holder of Preferred Shares shall have the option, at any time, to convert all, but not less than all, of the Preferred Shares then held by such holder into such number of duly authorized, validly issued, fully paid and non-assessable Ordinary Shares as is determined by (i) multiplying the number of Preferred Shares held by such holder by the Series A Purchase Price, (as adjusted for any share Dividends, combinations, reclassifications or splits with respect to such Shares and the like), and (ii) dividing such product by the applicable conversion price (the “Conversion Price”), determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion at the office of the Company or any transfer agent for such Preferred Share. The initial Conversion Price per Series A Preferred Share shall be Series A Purchase Price. Such initial Conversion Prices shall be subject to adjustment and re-adjustment from time to time as set forth in this Article 7.3.

(b)	Automatic Conversion. Each Preferred Share shall be converted automatically into Ordinary Shares at the applicable Conversion Price then in effect immediately upon a Qualified IPO.

(c)	Mechanics of Conversion. Before any holder of Preferred Shares shall be entitled to convert the same into Ordinary Shares, such holder shall give not less than fourteen (14) days’ prior written notice by mail, postage prepaid, to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Ordinary Shares are to be issued and shall surrender the certificate or certificates therefor at the office of the Company or of any transfer agent for such Share no later than seven (7) days following such notice. The Company shall effect such conversion by the redemption of the Preferred Shares to be converted followed by the allotment and issue of such number of Ordinary Shares receivable upon such conversion. The Company shall, as soon as practicable thereafter and in any event within twenty one (21) days after the date of receipt of such conversion notice, issue and deliver at such office to such holder of Preferred Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Preferred Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date. Unless otherwise designated in writing by such holder, if the conversion is in connection with a Qualified IPO, the conversion will be conditioned upon the closing with the underwriter(s) of the sale of securities pursuant to such offering and the person(s) entitled to receive the Ordinary Shares issuable upon such conversion shall not be deemed to have converted such Preferred Shares until immediately prior to the closing of such sale of securities.

(d)	Adjustments to the Conversion Price for Dilutive Issuances.

(i)	Special Definition. Additional Ordinary Shares (“Additional Ordinary Shares”) shall mean all Ordinary Shares issued (or, pursuant to Article 7.3(d)(iii) hereof, deemed to be issued) by the Company after the date on which these Articles are adopted, other than the following (collectively, the “Excepted Issuances”):

(aa)	Up to 10% of the Company’s outstanding Ordinary Shares on a Fully Diluted Basis (as adjusted for any share Dividends, combinations, reclassifications or splits with respect to such Shares and the like) issued or issuable to any employee, officer or Director of, or consultant to, the Company pursuant to any Employee Option Plan;

(bb)	Ordinary Shares or other securities issued or issuable pursuant to the issuance of the Series A Preferred Shares purchased under the Investment Agreements and the conversion or exercise of any Preferred Shares, Conversion Securities or Option Securities;

(cc)	Ordinary Shares or other securities issued or issuable as a Dividend or distribution on any issued Shares or pursuant to any event for which adjustment is made pursuant to Article 7.3(e) or 7.3(f) hereof;

(dd)	Ordinary Shares or other securities issued in connection with any stock split, stock dividend, recapitalization transaction for which proportional adjustments are made;

(ee)	Ordinary Shares or other securities issued in the initial public offering of the Company;

(ff)	Ordinary Shares or other securities issued or issuable in connection with any acquisition or business combination or alliance with another entity, whether by merger, consolidation, purchase, reorganization or through joint venture;

(gg)	Ordinary Shares or other securities issued or issuable pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution; or

(hh)	Ordinary Shares or other securities issued or issuable to third-party service providers in exchange for or as partial consideration for services rendered to the Company or any other member of the Group.

(ii)	No Adjustment of Conversion Price. No adjustment in any applicable Conversion Price shall be made in respect of the issuance of Additional Ordinary Shares unless the consideration per Share for an Additional Ordinary Share issued or deemed to be issued by the Company is less than such Conversion Price in effect on the date of, and immediately prior to such issuance. No adjustment in any applicable Conversion Price otherwise required by this Article 7.3 shall affect any Ordinary Shares issued upon conversion of any Preferred Share prior to such adjustment.

(iii)	Deemed Issuance of Additional Ordinary Shares. In the event, at any time or from time to time after the date on which the first Preferred Share is issued, the Company shall issue any Option Securities or Convertible Securities or shall fix a record date for the determination of holders of any series of securities entitled to receive any such Option Securities or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Option Securities or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Ordinary Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided that Additional Ordinary Shares shall not be deemed to have been issued unless the consideration per Share (determined pursuant to Article 7.3(d)(v) hereof) of such Additional Ordinary Shares would be less than the applicable Conversion Price in effect on the date of and immediately prior to such issue or record date, as the case may be; provided, further, that in any such case in which Additional Ordinary Shares are deemed to be issued:

(aa)	no further adjustment in any applicable Conversion Price shall be made upon the subsequent issue of Convertible Securities or Ordinary Shares upon the exercise of such Option Securities or conversion or exchange of such Convertible Securities;

(bb)	if such Option Securities or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Company, or change in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, each applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such change becoming effective, be recomputed to reflect such change insofar as it affects such Option Securities or the rights of conversion or exchange under such Convertible Securities;

(cc)	no readjustment pursuant to clause (bb) above shall have the effect of increasing any applicable Conversion Price to an amount which exceeds the applicable Conversion Price on the original issuance date of such Preferred Shares (as adjusted for any share Dividends, combinations, reclassifications or splits with respect to such Shares and the like);

(dd)	upon the expiration of any such Option Securities or any rights of conversion or exchange under such Convertible Securities that shall not have been exercised, each applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if the only Additional Ordinary Shares issued were the Ordinary Shares, if any, actually issued upon the exercise of such Option Securities or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of such exercised Option Securities plus the consideration actually received by the Company upon such exercise or for the issue of all such Convertible Securities that were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange;

(ee)	if such record date shall have been fixed and such Option Securities or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in any applicable Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter each applicable Conversion Price shall be adjusted pursuant to this Article 7.3(d)(iii) as of the actual date of their issuance.

(iv)	Adjustment of Conversion Prices Upon Issuance of Additional Ordinary Shares. In the event of an issuance of Additional Ordinary Shares, at any time after the date on which the first Preferred Share is issued, for a consideration per Share less than any applicable Conversion Price in effect immediately prior to the issuance of such Additional Ordinary Shares, the applicable Conversion Price shall forthwith (except as otherwise provided herein) be adjusted to a price equal to the price paid per Share for such Additional Ordinary Shares.

(v)	Determination of Consideration. For purposes of this Article 7.3(d), the consideration received by the Company for the issuance of any Additional Ordinary Shares shall be computed as follows:

(aa)	Cash and Property. Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued Dividends and excluding any discounts, commissions or placement fees payable by the Company to any underwriter or placement agent in connection with the issuance of any Additional Ordinary Shares;

(ii)	insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined reasonably and in good faith by the Directors; and

(iii)	in the event Additional Ordinary Shares are issued together with other Shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as reasonably determined in good faith by the Directors.

(bb)	Options and Convertible Securities. The consideration per Share received by the Company for Additional Ordinary Shares deemed to have been issued pursuant to Article 7.3(d)(iii) hereof, relating to Option Securities and Convertible Securities, shall be determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the issue of such Option Securities or Convertible Securities (determined in the manner described in paragraph (aa) above), plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Option Securities or the conversion or exchange of such Convertible Securities by (ii) the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Option Securities or the conversion or exchange of such Convertible Securities.

(e)

Adjustments for Share Dividends, Subdivisions, or Combinations of Ordinary Shares. In the event that, at any time after the date on which the first Preferred Share is issued, the Company shall declare or pay without consideration any Dividends on the Ordinary Shares payable in Ordinary Shares or in any right to acquire Ordinary Shares, or in the event the outstanding Ordinary Shares shall be subdivided (by share split or otherwise than by payment of a Dividend in Ordinary Shares and without a corresponding adjustment to the Preferred Shares), into a greater number of Ordinary Shares, the Conversion Price in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding Ordinary Shares shall be combined (by reclassification or otherwise) into a lesser number of Ordinary Shares and without a corresponding adjustment to the Preferred Shares, each applicable Conversion Price in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(f)	Adjustments for Reclassification, Exchange and Substitution. Subject to Article 7.3(b) hereof, if the Ordinary Shares issuable upon conversion of the Preferred Shares shall be changed into the same or a different number of Shares of any other series of Shares, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of Shares provided for above), then, concurrently with the effectiveness of such reorganization or reclassification, each Preferred Share shall be convertible into, in lieu of the number of Ordinary Shares which the holder would otherwise have been entitled to receive, a number of Shares of such other series of Shares which a holder of the number of Ordinary Shares deliverable upon conversion of such Preferred Shares immediately before that change would have been entitled to receive in such reorganization or reclassification.

(g)	No Fractional Shares; Certificate as to Adjustments.

(i)	No fractional Shares shall be issued upon the conversion of any Preferred Shares, and the number of Ordinary Shares to be issued to a holder shall be rounded to the nearest whole Share after aggregating all shares issuable to such holder.

(ii)	Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article 7.3, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of the relevant Preferred Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Shares, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of Ordinary Shares and the amount, if any, of other property that at the time would be received upon the conversion of each such Preferred Share.

(h)	Notices of Record Date. If the Company shall propose at any time:

(i)	to declare any Dividend or distribution upon its Shares, whether in cash, property, shares or other securities, whether or not a regular cash Dividend and whether or not out of earnings or earned surplus;

(ii)	to offer for subscription pro rata to the holders of any class or series of its Shares any additional Shares of any class or series or other rights;

(iii)	to effect any reclassification or recapitalization of its Ordinary Shares outstanding involving a change in the Ordinary Shares; or

(iv)	to enter into a merger, amalgamation, consolidation, scheme of arrangement or other business combination with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, unless such notice is waived in its entirety or the period for notice shortened with the written consent of holders of a majority of the then outstanding Preferred Shares, voting together as a single class (on an as-converted basis), the Company shall send to all holders of Preferred Shares at least thirty (30) days’ prior written notice of the date on which a record shall be taken for such Dividend, distribution or subscription rights (and specifying the date on which the holders of Ordinary Shares shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above.

(i)	Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Share capital, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares; and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the holder of such Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Share capital to such number of Shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite Member approval of any necessary amendment to the Articles.

(j)

Notice. Any notice required by the provisions of this Article 7.3 to be given to the holder of Preferred Shares shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means permitted under applicable law to the address of each holder of record at the holder’s address appearing on the books of the Company. Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

7.4 Voting Rights. Each holder of any Preferred Shares shall be entitled to the number of votes equal to that number of Ordinary Shares into which such Preferred Shares could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Ordinary Shares, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholder’s meeting in accordance with these Articles, and shall be entitled to vote, together with holders of Ordinary Shares and not as a separate class (except as specifically provided herein or as otherwise required by law), with respect to any question upon which holders of Ordinary Shares have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which the Preferred Shares held by each holder could be converted) shall be rounded down to the nearest whole number.

ORDINARY SHARES

8	Subject to statute, certain rights, preferences, privileges and limitations of the Ordinary Shares of the Company are as follows:

8.1	Dividend Provision. The holders of the Ordinary Shares shall, subject to the Statute and the Articles, be entitled to receive, when, as and if declared by the Directors, out of any assets of the Company legally available therefor, such Dividends as may be declared from time to time by the Directors.

8.2	Liquidation. Upon a Liquidation Event, the assets of the Company shall be distributed as provided in Article 7.2 hereof.

8.3	Voting Rights. The holder of each Ordinary Share shall have the right to one (1) vote, and shall be entitled to notice of any shareholders’ meeting in accordance with the Articles, and shall be entitled to vote upon such matters and in such manner as may be provided for in the Articles.

REGISTER OF MEMBERS

9	The Company shall maintain, or cause to be maintained, the Register of Members in accordance with the Statute. The Register of Members shall be the only evidence as to whom are the Members entitled to examine the Register of Members, the list required by Article 41, or the books of the Company, or to vote in person or by proxy at any meeting of Members.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

10	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend, or in order to make a determination of Members for any other proper purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period that shall not in any case exceed ten (10) days.

11	In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members, or any adjournment thereof, and for the purpose of determining the Members entitled to receive payment of any Dividend.

12	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such Dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article 12, such determination shall apply to any adjournment thereof.

CERTIFICATES FOR SHARES

13	A Member shall be entitled to a share certificate unless the Directors resolve that share certificates shall not be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one (1) or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

14	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

15	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

TRANSFER OF SHARES

16	The Directors shall only register transfers of Shares that are made in accordance with such agreements entered into by the Company from time to time and shall not register transfer of Shares that are not made in accordance with the said agreements.

17	The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and, if the Directors so require, signed by the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members. The registration of transfers may be suspended at such time and for such periods as a majority of the Directors may from time to time determine, provided always that such registration shall not be suspended for more than thirty(30) days in any year.

REDEMPTION AND REPURCHASE OF SHARES

18	Subject to the provisions of the Statute and Articles 7 and 8, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Company. The redemption of such Shares shall be effected in such manner as the Company may, by Ordinary Resolution, determine before the issue of the Shares.

19	Subject to the provisions of the Statute, the Company may repurchase its own Ordinary Shares registered in the name of a person who is or was a Director, officer, employee or consultant of the Company and who has acquired such Ordinary Shares pursuant to a purchase agreement entered into by the Company with such person that allows for the repurchase thereof, such repurchase to be effected to the extent, in the manner and at the time or times, provided for in such agreement, it being expressly recognised that the foregoing constitutes the authorization of a manner of purchase of the Shares as contemplated by section 37(3)(d) of the Statute.

20	Subject to the provisions of the Statute and Articles 7 and 8 (and without prejudice to the authority contained in Article 19), the Company may purchase its own Shares (including any redeemable Shares), provided that the Members shall have approved the manner of purchase by Ordinary Resolution.

21	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

22	At any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of a majority of the issued Shares of that class and the holders of a majority of the issued Shares of any other class that the Directors, in their absolute discretion (such determination to be conclusive) determine, may be affected by such variation.

23	The rights conferred upon the holders of the Shares shall not, unless otherwise expressly provided by the terms of issue of the Shares, be deemed to be varied by the creation or issue of further Shares ranking senior thereto or pari passu therewith, and the provisions of the Articles relating to general meetings shall apply to every class meeting of the holders of one class of shares except the necessary quorum shall be one or more persons holding or representing by proxy at least a majority of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a roll.

COMMISSION ON SALE OF SHARES

24	The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his or her subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON-RECOGNITION OF INTERESTS

25	The Company shall not be bound by or compelled to recognise in any way (even when having notice thereof) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

TRANSMISSION OF SHARES

26	If a Member dies, the survivor or survivors where such Member was a joint holder, and his or her legal personal representatives where such Member was a sole holder, shall be the only persons recognised by the Company as having any title to such Member’s interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share that had been jointly held by such Member.

27	Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some person nominated by him or her as the transferee. If he or she elects to become the holder, he or she shall give notice to the Company to that effect but the Directors shall, in any case, have the same right to decline or suspend registration as they would have had in the case of a transfer by that Member before his death or bankruptcy, as the case may be.

28	If the person so becoming entitled shall elect to be registered as holder such person shall deliver or send to the Company a notice in writing signed by such person stating that he or she so elects.

AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION

AND ALTERATION OF CAPITAL

29	The Company may, by Ordinary Resolution:

29.1 increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

29.2 consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

29.3 subdivide its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and;

29.4 cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

30	Subject to the provisions of the Statute, the Company may by Special Resolution:

30.1 change its name;

30.2 alter or add to the Articles;

30.3 alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

30.4 reduce its share capital and any capital redemption reserve fund.

REGISTERED OFFICE

31	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office.

GENERAL MEETINGS

32	All general meetings other than annual general meetings shall be called extraordinary general meetings.

33	The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the first Wednesday in April of each year at ten (10) o’clock in the morning. At these meetings, the report of the Directors (if any) shall be presented.

34	The Company may hold an annual general meeting, but shall not (unless required by Statute) be obliged to hold an annual general meeting.

35	The Directors may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.

36	A Members requisition is a requisition of Members of the Company holding, on the date of deposit of the requisition, not less than either (i) a majority of the voting power of all of the Ordinary Shares or (ii) a majority of the voting power of all of the Preferred Shares (on an as-converted basis) of the Company entitled to attend and vote at general meetings of the Company.

37	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

38	If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) days, the requisitionists may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

39	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

40	At least fourteen (14) days’ notice shall be given of any general meeting unless such notice is waived either before, at or after such meeting by the Members (or their proxies) holding a majority of the aggregate voting power of all of the Shares entitled to attend and vote thereat. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given, and shall specify the place, the day and the hour of the meeting and the general nature of the business, and shall be given in the manner hereinafter mentioned or in such other manner, if any, as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed by the Members (or their proxies) holding a majority of the aggregate voting power of all of the Shares entitled to attend and vote thereat.

41	The officer of the Company who has charge of the Register of Members of the Company shall prepare and make, at least two (2) days before every general meeting, a complete list of the Members entitled to vote at the general meeting, arranged in alphabetical order, and showing the address of each Member and the number of shares registered in the name of each Member. Such list shall be open to examination by any Member for any purpose germane to the meeting, during ordinary business hours, for a period of at least two (2) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member of the Company who is present.

PROCEEDINGS AT GENERAL MEETINGS

42	No business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business. The holders of a majority of the aggregate voting power of all of the Shares entitled to notice of and to attend and vote at such general meeting, present in person or by proxy or if a company or other non-natural person by its duly authorised representative, shall be a quorum.

43	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

44	A resolution in writing (in one or more counterparts) shall be as valid and effective as if the resolution had been passed at a duly convened and held general meeting of the Company if it is signed by all Members who would be entitled to vote thereon were present and voted (calculated in accordance with Article 53) (or, being companies, signed by their duly authorised representative).

45	A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment. If, however, such quorum shall not be present or represented at any general meeting, the Members (or their proxies) holding a majority of the aggregate voting power of all of the Shares represented at the meeting may, acting together, adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member entitled to vote thereat.

46	The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he or she shall not be present within ten (10) minutes after the time appointed for the holding of the meeting, or is unwilling or unable to act, the Directors present shall elect one of their number, or shall designate a Member, to be chairman of the meeting.

47	With the consent of a general meeting at which a quorum is present, the chairman may (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice.

48	A resolution put to the vote of the meeting shall be decided on a show of hands unless, before or on the declaration of the result of the show of hands, the chairman demands a poll, or any other Member or Members entitled to attend and vote at the meeting demands a poll.

49	Unless a poll is duly demanded, a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority and an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

50	The demand for a poll may be withdrawn.

51	Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

52	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

VOTES OF MEMBERS

53	Except as otherwise required by law or the Articles, the Ordinary Shares and the Preferred Shares shall vote together as a single series on all matters submitted to a vote of Members. Each Ordinary Share issued and outstanding shall have one (1) vote and each Preferred Share issued and outstanding shall have the number of votes equal to the number of Ordinary Shares into which such Preferred Shares are convertible pursuant to Article 7.3 hereof.

54	In the case of joint holders of record, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

55	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his or her committee, receiver, curator bonis or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

56	No person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a series of Shares unless he or she is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by such Member in respect of Shares have been paid.

57	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

58	On a poll or on a show of hands, votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy, the instrument of proxy shall state which proxy is entitled to vote on a show of hands.

59	A Member holding more than one (1) Share need not cast the votes in respect of his or her Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him or her, a proxy appointed under one (1) or more instruments may vote a Share or some or all of the Shares in respect of which he or she is appointed either for or against a resolution and/or abstain from voting.

PROXIES

60	The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his or her attorney duly authorised in writing, or, if the appointor is a corporation, under the hand of an officer or attorney duly authorised for that purpose. A proxy need not be a Member of the Company.

61	The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, no later than the time for holding the meeting or adjourned meeting. The chairman may in any event, at his or her discretion, direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

62	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

63	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting or adjourned meeting at which it is sought to use the proxy.

CORPORATE MEMBERS

64	Any corporation or other non-natural person that is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he or she represents as the corporation could exercise if it were an individual Member.

SHARES THAT MAY NOT BE VOTED

65	Shares in the Company that are beneficially owned by the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

APPOINTMENT OF DIRECTORS; COMMITTEES

66	The Company shall be managed by a Board of Directors consisting of not more than nine (9) members, which number shall not be changed except pursuant to an amendment to the Articles, subject to receipt of all approvals required under the Memorandum or the Articles. The members of the Board of Directors shall be elected by Members holding a majority of the aggregate voting power of all of the Shares.

POWERS OF DIRECTORS

67	Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by or under the direction of the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors that would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

68	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

69	The Directors on behalf of the Company may pay a gratuity, pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

70	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture share, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

VACATION OF OFFICE AND REMOVAL OF DIRECTOR

71	The office of a Director shall be vacated if:

71.1	a Director gives notice in writing to the Company that he or she resigns the office of Director; or

71.2	if the Director dies, becomes bankrupt or makes any arrangement or composition with such Director’s creditors generally; or

71.3	if the Director is found to be or becomes of unsound mind;

71.4	any Director who shall have been elected by a specified group of Members may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the holders of a majority of the Shares of such specified group, given at a special meeting of such Members duly called or by an action by written consent for that purpose. Any vacancy in the Board of Directors caused as a result of one or more of the events set out in Articles 71.1 to 71.3 hereof of any such Director who shall have been elected by a specified group of Members, may be filled by, and only by, the vote of the holders of a majority of the Shares of such specified group given at a special meeting of such Members or by an action by written consent, unless otherwise agreed upon among such Members.

PROCEEDINGS OF DIRECTORS

72	The board shall meet at least once per year. At all meetings of the Board of Directors, not less than one half of the total number of Directors elected in accordance with Article 66 hereof shall be necessary and sufficient to constitute a quorum for the transaction of business, and the vote of a majority of the Directors present at any meeting at which there is a quorum, shall be the act of the Board of Directors, except as may be otherwise specifically provided by the Statute, the Memorandum or the Articles. If a quorum is not present at a board meeting, the meeting shall stand adjourned and the chairman of the Board of Directors shall call another meeting by giving five (5) days prior written notice to all Directors. If at such adjourned meeting, a quorum is still not present because of the absence of the same Director, these Directors present at the meeting shall be deemed to constitute a quorum and transact the business specified for such adjourned meeting.

73	Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit.

74	A person may participate in a meeting of the Directors or committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can clearly communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.

75	Each Director shall be entitled to appoint an alternate to serve at any meeting of the Directors in his/her absence, and such alternate shall be permitted to attend all such board meetings and vote on behalf of the Director.

76	A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

77	Such regular meetings and any additional meetings of the Board of Directors may be called by the President or Chief Executive Officer on seventy-two (72) hours’ notice to each Director, either personally or by mail or by telegram; meetings shall be called by the President, Chief Executive Officer or the Secretary in like manner and on like notice on the written request of one (1) Director.

78	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

79	The Directors may elect a chairman of their board and determine the period for which he or she is to hold office; but if no such chairman is elected, or if at any meeting the chairman shall not be present within ten (10) minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

80	All acts done by any meeting of the Directors or of a committee of Directors shall, notwithstanding that it be afterwards discovered that there was some good-faith defect in the appointment of any Director or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director.

PRESUMPTION OF ASSENT

81	A Director who is present at a meeting of the Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless the Director’s dissent shall be entered in the minutes of the meeting or unless the Director shall file his or her written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

DIRECTORS’ INTERESTS

82	Subject to Article 85, a Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his or her office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

83	Subject to Article 85, a Director may act by him or herself or his or her firm in a professional title for the Company and such firm shall be entitled to remuneration for professional services as if such Director were not a Director.

84	Subject to Article 85, a Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by such Director as a director or officer of, or from his or her interest in, such other company.

85	In addition to any further restrictions set forth in these Articles, no person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested (each, an “Interested Transaction”) be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such Interested Transaction by reason of such Director holding office or of the fiduciary relation thereby established, so long as the material facts of the interest of each Director in the agreement or transaction and his interest in or relationship to any other party to the agreement or transaction are disclosed in good faith to or are known by the other Directors.

MINUTES

86	The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any series of Shares and of the Directors, and of committees of Directors including the names of the Directors present at each meeting.

DELEGATION OF DIRECTORS’ POWERS

87	Subject to the Articles, the Directors may approve the delegation of any of their powers to any committee consisting of one or more Directors. The Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another Director to act at the meeting in the place of the absent or disqualified member if such other Director’s appointment is approved or ratified by the Directors. Any committee, to the extent allowed by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Directors in the management of the business and affairs of the Company. Each committee shall keep regular minutes and report to the Directors when required. The Directors may also delegate to any managing director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by such person provided that the appointment of a managing director shall be revoked forthwith if he or she ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

88	The Directors may establish any appropriate committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees or local boards. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

89	The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

90

The Directors may, by power of attorney or otherwise, appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him or her.

91	The Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of an officer’s appointment, an officer may be removed by resolution of the Directors or Members.

NO MINIMUM SHAREHOLDING

92	Subject to the approval by a majority of the Directors, the Company in a general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed, a Director is not required to hold Shares.

REMUNERATION OF DIRECTORS

93	The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all reasonable travelling, hotel and other reasonable expenses incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any series of Shares or debentures of the Company, or otherwise in connection with the business of the Company.

94	The Directors may by resolution approve additional remuneration to any Director for any services other than his or her ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional title shall be in addition to his or her remuneration as a Director.

SEAL

95	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer or other person appointed by the Directors for the purpose.

96	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

97	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his or her signature alone to any document of the Company required to be authenticated by him or her under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

98	Subject to the Statute and the Articles, the Directors may declare Dividends and distributions on Shares in issue and authorise payment of the Dividends or distributions out of the assets of the Company lawfully available therefor. No Dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

99	All Dividends and distributions shall be declared and paid according to the provisions of Articles 7 and 8 hereof.

100	The Directors may deduct from any Dividend or distribution payable to any Member all sums of money (if any) then payable by such Member to the Company on account of calls or otherwise.

101	Subject to the provisions of Articles 7 and 8 hereof, the Directors may declare that any Dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

102	Any Dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, bonuses or other monies payable in respect of the Share held by them as joint holders.

103	No Dividend or distribution shall bear interest against the Company, except as expressly provided in the Articles.

104	Any Dividend that cannot be paid to a Member and/or that remains unclaimed after six (6) months from the date of declaration of such Dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend shall remain as a debt due to the Member. Any Dividend that remains unclaimed after a period of six (6) years from the date of declaration of such Dividend shall be forfeited and shall revert to the Company.

CAPITALISATION

105

The Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of Dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event, the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

106	The Directors shall cause proper books of account to be kept at such place as they may from time to time designate with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions. The Directors shall from time to time determine whether and to what extent and at what times and places, and under what conditions or regulations, the accounts and books of the Company or any of them shall be open to inspection of Members not being Directors and no such member shall have any right of inspecting any account or book or document of the Company except as conferred by the Statute or authorized by the Directors or the Company in a general meeting.

107	The Directors may from time to time cause to be prepared and to be laid before the Company in a general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

108	The Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors, and may fix the Auditor’s remuneration.

109	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

110	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an exempted company and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

NOTICES

111	Notices shall be in writing and may be given by the Company to any Member in the manner provided under Article 7.3(j) hereof.

112	A notice may be given by the Company to the person or persons that the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices that are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company, by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

113	Notice of every general meeting shall be given in any manner hereinbefore authorised to every person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his or her being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his or her death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

114	Whenever any notice is required by law or the Articles to be given to any Director, member of a committee or Member, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

WINDING UP

115	If the Company shall be wound up, assets available for distribution among the Members shall be distributed in accordance with Articles 7 and 8 hereof.

116	If the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute or required hereunder, divide among the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and, subject to Articles 7 and 8 hereof, determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

INDEMNITY

117

To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their Affiliates, directors, officers, partners, members, employees, heirs, executors, administrators, personal representatives, agents and spouses, respectively, shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses that they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own wilful neglect or wilful default, and no such Director or officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director or officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his or her office or trust unless the same shall happen through the wilful neglect or wilful default of such Director or officer or trustee. Except with respect to proceedings to enforce rights to indemnification pursuant to this Article 117, the Company shall indemnify any such indemnitee pursuant to this Article 117 in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article 117 shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent provided by, and subject to the requirements of, applicable law, so long as the indemnitee agrees with the Company to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Article 117.

118	To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators personal representatives, agents and spouses, respectively, shall not be personally liable to the Company or its Members for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own wilful neglect or wilful default respectively.

FINANCIAL YEAR

119	Unless the Directors otherwise prescribe, the financial year of the Company shall end on the 31st of December in each year and, following the year of incorporation, shall begin on the 1st of January in each year.

TRANSFER BY WAY OF CONTINUATION

120	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be de-registered in the Cayman Islands.